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                                  EXHIBIT 10.35

April 11, 1997

Imtiaz Sattaur

Dear Imtiaz:

We are pleased to offer you employment with Universal Standard Medical Laboratories, Inc. (USML) in the position of Vice President, Chief Information Officer. Following are additional terms of this offer:

Base Salary        $120,000 per annum paid bi-weekly at the rate of
                   $4,615.38 per pay period.

Performance        Bonus You will be eligible to earn up to an
                   additional 52.5% of your base salary in annual bonus upon the achievement of goals set forth in the Board approved Management Bonus Plan.

Medical Benefits The company will make available to you its standard medical benefits program. Coverage will be effective on your date of employment.

401(k) Plan        You will be eligible to participate in the company's
                   401(k) plan subject to established terms and waiting periods.

Vacation You will be eligible for 2 weeks of vacation per calendar year. Your vacation will be granted in accordance with our standard vacation policy.

Stock Options      You will be granted an option to purchase 20,000 shares of
                   USML common stock pursuant to the terms and conditions of the USML 1992 Stock Option Plan (subject to Board approval).
                   The option price will be set at the average closing price for the date of issuance combined with the preceding 20 days. You will also be eligible to earn an additional 10,000 options in 1997 as a participant in the Incentive Stock
                   Option Award Program.

Business Expenses  The Company will reimburse you for any reasonable expenses incurred while conducting business on our behalf.

Life Insurance     The Company will provide term life insurance in the face
                   value of $500,000 effective 90 days from your date of hire, assuming your medical insurability.



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Severance          If you are terminated by USML without Cause you shall
                   be paid your Base Salary for a period of six (6) months following the date of termination.

Relocation         The Company will provide a relocation package. The
                   terms of this package will be determined based upon your specific needs and concerns but will include, at a minimum, the following:
                   - Closing costs for the sale of the house in Florida.
                   - Purchase cost for the house in Michigan.
                   - Moving costs for household goods, vehicle and family from
                     Florida to Michigan.
                   - Reasonable allocation for temporary living
                     expenses in Michigan.
                   - Reasonable commute expenses between Florida and Michigan.

Other Benefits     You will also be eligible to participate in our standard
                   benefit package under the normal terms and conditions as set forth in our employee handbook and appropriate Summary Plan
                   Descriptions.

USML is an at-will employer meaning that either you or USML can terminate the employment relationship at any time, with or without notice and/or with or without cause.

If you agree to the terms of this letter, please sign and date one copy of this letter and return it to USML.

Sincerely,

/s/ Eugene Jennings

Eugene (Chip) Jennings
CEO


I agree to the terms in this letter and accept your employment offer and will commence employment with USML on May 5, 1997.


/s/ Imtiaz Sattaur                                     April 14, 1997
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Imtiaz Sattaur                                         Date